Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
MGM Growth Properties LLC (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A shares representing limited liability company interest in the company (the “Class A shares”).
The following description of our Class A shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Limited Liability Company Agreement, effective April 18, 2016 (the “Operating Agreement”), which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Operating Agreement and the applicable provisions of the Limited Liability Company Act of Delaware (the “Delaware LLC Act”) for additional information.
Authorized Shares
Pursuant to the terms of our Operating Agreement, we are authorized to issue up to 1,000,000,000 Class A shares. Our Operating Agreement also provides that we are authorized to issue one Class B share and up to 100,000,000 preferred shares. Our Class B share is held by MGM Resorts International (“MGM”).
Distribution Rights
Subject to the preferential or other rights of any holders of preferred shares then outstanding, and subject to the restrictions contained in our Operating Agreement regarding the transfer and ownership of our shares, our Class A shareholders are entitled to receive any distributions that our board of directors may declare from time to time, and share ratably (based on the number of shares held) if and when any distribution is declared by our board of directors. Distributions consisting of shares or rights to acquire Class A shares shall be paid proportionally with respect to each outstanding Class A share. The Class B share does not have any right to receive distributions.
Liquidation Rights
If we become subject to a liquidation, dissolution or winding up, our Class A shareholders are entitled to a pro rata distribution of any assets available for distribution to shareholders, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding preferred shares. Our Class B shareholder does not have any right to receive a distribution upon a liquidation, dissolution or winding-up.
Other Matters
Our Class A shares and Class B share are not convertible into any other class of shares. None of our Class A shares or the Class B share have preemptive rights to purchase additional shares.
Registration Rights Agreement with MGM
We have entered into a registration rights agreement with the operating and other subsidiaries of MGM that hold Operating Partnership units. Pursuant to the registration rights agreement, MGM will have the right to require us to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The registration rights agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating and other subsidiaries of MGM that hold Operating Partnership units.

Voting Rights
Subject to the restrictions contained in our Operating Agreement regarding the transfer and ownership of our Class A shares and except as may otherwise be specified in the terms of any class or series of shares, our Class A shareholders are entitled to one vote per share and our Class B shareholder is entitled to a number of votes representing a majority of the total outstanding voting power of our common shares. Specifically, the holder of our Class B share, in such holder’s capacity as a holder of the Class B share, will be entitled to a number of votes (rounded up to the nearest whole number) equal to the product of (x) the number of votes held by holders of Class A shares plus any other class of shares (other than the Class B share), in each case, outstanding as of any applicable record date, multiplied by (y) 1.025. If the holder of the Class B share and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in us and MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) falls below 30%, the Class B share will not be entitled to any voting rights. Class A shareholders and the Class B shareholder will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our Operating Agreement. To the extent that the Class B share is entitled to majority voting power pursuant to our Operating Agreement, the Class B share may only be transferred (other than transfers to us, MGM or the holder of the Class B share’s controlled affiliates) if and to the extent that such transfer is approved by special approval by the conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of our Class A shareholders and us ahead of the interests of the holder of the Class B share.
Our shareholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority of the voting power of the outstanding voting shares present in person or represented by proxy, voting together as a single class.
Listing
Our Class A shares are traded on the New York Stock Exchange under the trading symbol “MGP.”
Certain Provisions of the Operating Agreement and Delaware Law
Transfers and Issuances; Agreement to be Bound
Our Operating Agreement provides that, by acceptance of the transfer of our shares in accordance with our Operating Agreement, including the acceptance of our shares in this offering, pursuant to a future issuance of shares or through an acquisition of shares, each transferee of, or other person acquiring, shares shall be admitted as a member with respect to the shares transferred or issued when such transfer, issuance or admission is reflected in our books and records, and such member shall become the record holder of the shares transferred or issued. Each transferee of, or other person acquiring, a share will (with or without execution of our Operating Agreement by such person):

•	represent that the transferee has the capacity, power and authority to enter into our Operating Agreement;

•	automatically become bound by the terms and conditions of, and will be deemed to have agreed to become bound by, our Operating Agreement; and

•	make the consents, acknowledgements and waivers contained in our Operating Agreement.

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A transferee will become a member of our limited liability company with respect to the transferred or issued shares automatically upon the recording of the transfer on our books and records, and such transferee shall become the record holder of the shares.
Under our Operating Agreement, in the event that a transfer agent has been appointed with respect to a class of shares, we will be entitled to recognize the applicable record holder of a share as the owner of such share and, accordingly, we will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, regardless of whether we have notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which such shares are listed or admitted for trading. When a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing is acting as nominee, agent or in some other representative capacity for another person in acquiring and/or holding shares, as between us, on the one hand, and such other person, on the other hand, such representative person will be the record holder of such share and bound by our Operating Agreement and will have the rights and obligations of a shareholder thereunder as, and to the extent, provided therein.
Disclaimer of Fiduciary Duties
Our Operating Agreement provides that our board of directors will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and will not be subject to any different standards imposed by our Operating Agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.
Amendments to the Operating Agreement
Amendments to our Operating Agreement may be proposed only by our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed under “—No Shareholder Approval” below, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment.
Prohibited Amendments. No amendment may be made that would enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of operating interests so affected, except that to the extent any such amendments enlarge the obligations of the holders of the Class A shares or Class B share, the Class A shares and the Class B share shall vote together as a single class. The provision of our Operating Agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding shares voting together as a single class.
No Shareholder Approval. Our board of directors may generally make amendments to our Operating Agreement without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with our Operating Agreement;

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•	any amendment to certain provisions related to our board of directors, our officers and shareholder meetings;

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a change that our board of directors determines to be necessary or appropriate for us to qualify us or continue our qualification as a limited liability company or other entity in which the shareholders have limited liability under the laws of any state;

•	a change in our fiscal year or taxable year and related changes;

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an amendment that is necessary, in the opinion of our counsel, to prevent us or our directors, officers, agents or trustees from in any manner being subject to the provisions of the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or “ERISA,” whether or not substantially similar to plan asset regulations currently applied or proposed;

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an amendment that our board of directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of shares, or options, warrants, rights or appreciation rights relating to any company securities;

•	an amendment expressly permitted in our Operating Agreement to be made by our board of directors acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our Operating Agreement;

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any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;

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conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendment substantially similar to any of the matters described above.
In addition, our board of directors may amend our Operating Agreement, without the approval of the shareholders, if our board determines that those amendments:

•	do not adversely affect the shareholders (including any particular class of shares as compared to other classes of shares) in any material respect;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of shares (including the division of any class or classes of outstanding shares into different classes to facilitate uniformity of tax consequences within such classes of shares) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the shares are or will be listed or admitted to trading;

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•	are necessary or appropriate to implement the tax-related provisions of our Operating Agreement; or

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are required to effect the intent expressed in our Registration Statement on Form S-11 (File No. 333-210322), as amended or supplemented from time to time, filed by the Company with the Commission to register the Class A shares under the Securities Act, or the intent of the provisions of our Operating Agreement or are otherwise contemplated by our Operating Agreement.

Shareholder Approval. For amendments of the type not requiring shareholder approval, our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our shareholders. No other amendments to our Operating Agreement will become effective without the approval of holders of at least 90% of the voting power of the outstanding voting shares if our board of directors determines that such amendment will affect the limited liability of any shareholder under Delaware law.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected except that the Class A shares and Class B share shall vote together as a single class on all matters, including any such amendments. Except as provided below under the caption “—Provisions in the Operating Agreement that may have an Anti-Takeover Effect” or to change the vote required to approve an amendment to our Operating Agreement, any other amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.
Manner of Voting at Shareholder Meetings and Election of Members of Our Board of Directors
Generally, at all meetings of shareholders, all questions, except certain amendments to our Operating Agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy. Unless otherwise provided by law or our Operating Agreement, a quorum for the transaction of business at all meetings of shareholders shall be comprised of the holders of at least a majority of the voting power of the outstanding voting shares of the class or classes of shares for which a meeting has been called, present in person or represented by proxy.
Each director shall be elected by a “majority of votes cast” (as defined herein) to hold office until the next annual meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected. A “majority of votes cast” means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” and/or “withheld” with respect to such director nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. Voting for the election of directors shall be by ballot. All other voting shall be viva voce, unless otherwise provided by law, the chairman of the board of directors or our Operating Agreement.

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Removal of and Resignation by Members of Our Board of Directors
A director may be removed with or without cause only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares. Additionally, a director may resign at any time by giving written notice of such director’s resignation to the board of directors. Any vacancy in the board of directors caused by any such removal or resignation will be filled by a majority of the remaining directors then in office (even if less than a quorum) or by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares.
Shareholder Meetings
The annual meeting of shareholders for the election of directors and the transaction of other business shall be held on such date and at such time as may be determined by resolution of the board of directors. In addition, our Operating Agreement provides that a special meeting of shareholders may be called by our chairman, a majority of our directors, the holders of at least a majority of the voting power of the outstanding voting shares or resolution of the board of directors.
Limited Liability
The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the Operating Agreement.
Issuance of Additional Securities
Our Operating Agreement authorizes us, and our board of directors on our behalf, to issue additional company securities for such consideration or for no consideration and on the terms and conditions determined by our board of directors without shareholder approval except as required by the listing standards of the New York Stock Exchange.
Holders of any additional shares we issue (including any preferred shares registered hereby) will have such designations, preferences, rights, powers and duties as fixed by our board of directors, which may be junior, equivalent to or senior or superior to any existing classes of shares, including the right to share in (and other relevant details regarding) our distributions, rights upon dissolution and liquidation of our limited liability company, the terms and conditions upon which we may redeem such shares, whether such shares are issued with (and the particular details regarding) the privilege of conversion or exchange, the terms and conditions upon which such shares may be issued, evidenced by certificates and assigned or transferred, the method for determining the percentage interests as to such shares, the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the same class or series, whether there will be restrictions on the issuance of shares of the same (or any other) class or series and the right,

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if any, of the holder of each such share to vote on our matters (including matters relating to the relative rights, preferences and privileges of such shares). Except as provided in our operating agreement (including any share designation), no shares entitle any shareholder to any preemptive, preferential or similar rights with respect to the issuance of shares.
Merger, Consolidation, Conversion, Sale or Other Disposition of Our Assets
A merger, consolidation or conversion of us requires the prior approval of our board of directors. However, our board of directors will have no duty or obligation to approve any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or any other standard imposed by our Operating Agreement, the Delaware LLC Act or applicable law. In addition, our Operating Agreement generally prohibits the Company and our board of directors, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. The Company and our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our board of directors may consummate any merger, consolidation or conversion without the prior approval of our shareholders if we are the surviving entity in the transaction, our board of directors has received an opinion of counsel that the conversion, merger or conveyance would not result in the loss of the limited liability of any shareholder as compared to its limited liability under the Delaware LLC Act, the transaction will not result in an amendment to our Operating Agreement (other than an amendment that the board of directors could adopt without the consent of the shareholders), each of our shares will be an identical share of our company following the transaction and the number of company securities to be issued does not exceed 20% of our outstanding company securities immediately prior to the transaction.
If the conditions specified in our Operating Agreement are satisfied, our board of directors may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity that shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or its subsidiaries if the purpose of that conversion, merger or conveyance is to effect a change in our legal form into another limited liability entity, our board of directors has received an opinion of counsel regarding limited liability and tax matters and our board of directors determines that the governing instruments of the new entity provide the shareholders with substantially the same rights and obligations as contained in our Operating Agreement. The shareholders are not entitled to dissenters’ rights of appraisal under our Operating Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Provisions in the Operating Agreement that May Have an Anti-Takeover Effect
Some of the provisions in the Operating Agreement described above could make it more difficult or impossible for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

•	the majority voting rights attributed to our Class B share;

•	that any merger, consolidation, conversion, sale or other disposition of our assets requires approval of our board of directors;

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requiring advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	the ability of our board of directors to amend the Operating Agreement without the approval of the shareholders except under certain specified circumstances;

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requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of our shares (other than our Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of our shares (see “—Restrictions on Ownership and Transfer of our Shares” below); and

•	limitations on the ability of our shareholders to call special meetings of our shareholders or to act by written consent.
In addition, our Operating Agreement does not limit or impair the ability of our board of directors from adopting a “poison pill” or unitholder or other similar rights plan, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan.
Restrictions on Ownership and Transfer of Our Shares
In order for us to qualify to be taxed as a REIT, not more than 50% in value of our outstanding shares may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which we elect to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own our shares during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Also, subject to limited exceptions, neither we nor an actual or constructive owner of 10% or more (by value) of our shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests.
Our Operating Agreement, subject to certain exceptions, contains restrictions on the number of our shares that a person may own and may prohibit certain entities from owning our shares. Our Operating Agreement provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of our shares (other than our Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of our shares. Pursuant to our Operating Agreement, our board of directors has the power to increase or decrease the percentage of our shares that a person may beneficially or constructively own. However, any decreased ownership limit will not apply to any person whose percentage ownership of our shares is in excess of such decreased ownership limit until that person’s percentage ownership of our shares equals or falls below the decreased ownership limit. Until such a person’s percentage ownership of our shares falls below such

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decreased ownership limit, any further acquisition of shares will be in violation of the decreased ownership limit.
Our Operating Agreement also prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.8% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our shares that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. For purposes of these provisions, our Operating Agreement defines “person” to include a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Our board of directors, in its sole and absolute discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such conditions, representations and undertakings as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.
Any attempted transfer of our shares which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our Operating Agreement) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our Operating Agreement, our Operating Agreement provides that the purported transfer will be void ab initio. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any of our shares held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distributions paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limits. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and

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to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our Operating Agreement) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trust may reduce the amount payable to the proposed transferee by the amount of distributions paid to the proposed transferee and owned by the proposed transferee to the trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.
If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
Our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our shares described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any of our shares in violation of the restrictions on ownership and transfer of our shares described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem our shares, refusing to give effect to the transfer of our books or instituting proceedings to enjoin the transfer or other event.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of all classes or series of our shares, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our shares that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limits in Operating Agreement.
Any certificates representing our shares will bear a legend referring to the restrictions on ownership and transfer of our shares described above.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares or might otherwise be in the best interests of our shareholders.
Our Operating Agreement provides that, for so long as we directly or indirectly hold a license or franchise from a governmental agency to conduct our business and such license or franchise is conditioned upon some or all of the holders of our shares possessing prescribed qualifications, any and all of our shares

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held by any person will be subject to, at the election of our board of directors, in its sole and absolute discretion, either redemption by us or a requirement to sell such shares within 120 days or any other period of time determined by our board of directors upon receipt of notice by an applicable government agency that such holder does not possess the prescribed qualifications. Any shares that become so redeemable may be called for redemption immediately upon at least five days’ notice to the holder or holders of such securities at a redemption price equal to the average closing price of the applicable shares on any national securities exchange on which the shares are listed or admitted for trading for the 45 trading days immediately preceding the date of the redemption notice. If the shares are not listed or admitted for trading, or have not been listed or admitted for trading for 45 days, our Operating Agreement provides that the redemption price will be determined in good faith by our board of directors.

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